INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Fundamental Growth Fund, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 10, 1998 appearing in the Statement of Additional Information dated April 30, 1998 of Merrill Lynch Fund For Tomorrow, Inc., and to the references to us under the captions "Comparison of the Funds-Financial Highlights" and "Experts" appearing in the Proxy Statement and Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Princeton, New Jersey
September 4, 1998